EXHIBIT 99.1

Two River Bancorp Approves New $2 Million Share Repurchase Program

TINTON FALLS, N.J., Dec. 18, 2014 (GLOBE NEWSWIRE) -- Two River Bancorp (Nasdaq:TRCB), (the "Company"), the parent company of Two River Community Bank ("Two River"), today announced that its Board of Directors has approved a new Share Repurchase Program. Under this new program, the Company may repurchase up to $2.0 million of its common stock from January 1, 2015 to December 31, 2015.

Under its previous Share Repurchase Programs, the Company repurchased approximately 227,612 shares and spent $1,751,249.

William D. Moss, President and CEO, stated, "The Company has a consistent track record of delivering value to our shareholders in terms of stock price appreciation, dividend payments, and share repurchases. Since the initiation of our share repurchase programs, we have purchased nearly $1.8 million of our common stock. The Company's strong capital position, profitability level, and credit quality support these activities, and today's approval of our previously announced 2015 stock buyback program reflects our continued commitment to capital returns."

The new Share Repurchase Program will commence after the release of the Company's results of operations for the period ending December 31, 2014 and until the earlier of the completion of the repurchase or December 31, 2015. Under the 2015 Share Repurchase Program, repurchases will be made from time to time by the Company in the open market as conditions allow, or in privately negotiated transactions. All or part of the repurchases may be implemented under a Rule 10b5-1 trading plan, which would allow repurchases under pre-set terms at times when the Company might otherwise be prevented from doing so under insider trading laws or because of self-imposed blackout periods. All repurchased shares are held as treasury shares and may be reissued under the Company's 2007 Equity Incentive Plan or for other corporate purposes.

The volume, nature, price and timing of the repurchases are at the sole discretion of management, dependent on market conditions, applicable securities laws, capital and liquidity needs or other factors, and may be suspended or discontinued at any time. The Board of Directors may also suspend, terminate, modify, cancel or extend the Share Repurchase Program at any time and for any reason.

About the Company

Two River Bancorp is the holding company for Two River Community Bank, which is headquartered in Tinton Falls, New Jersey. Two River Community Bank currently operates 15 branches and 3 Loan Production Offices throughout Monmouth, Middlesex, Union, and Ocean Counties, New Jersey. More information about Two River Community Bank and Two River Bancorp is available at www.tworiverbank.com.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology, market condition and returning capital to shareholders. These statements may be identified by such forward-looking terminology as "continued," "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy" or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, unanticipated changes in the financial markets and the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; competition levels; changes in loan and investment prepayment assumptions; insufficient allowance for credit losses; a higher level of loan charge-offs and delinquencies than anticipated; material adverse changes in our operations or earnings; a decline in the economy in our market areas; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume or an inability to close loans currently in the pipeline; changes in laws and regulations; adoption, interpretation and implementation of accounting pronouncements; operational risks, including the risk of fraud by employees, customers or outsiders; and the inability to successfully implement new lines of business or new products and services. and the inability to exhaust the Share Repurchase Program during 2015. For a list of other factors which would affect our results, see the Company's filings with the Securities and Exchange Commission, including those risk factors identified in the "Risk Factor" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2013. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

CONTACT: Investor Contact:
         Adam Prior, Senior Vice President
         The Equity Group Inc.
         Phone: (212) 836-9606
         E-mail: aprior@equityny.com